Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 27, 2015

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Re:	National General Holdings Corp.
Registration Statement on Form S-3 (Registration No. 333-202637)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) that was filed by National General Holdings Corp., a Delaware corporation (the “Company”), on March 10, 2015 (Registration No. 333-202637) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on March 23, 2015, relating to the registration of debt securities, warrants, units, preferred stock, depositary shares and common stock to be issued from time to time by the Company.

Pursuant to the Registration Statement, the Company is issuing up to 6,900,000 depositary shares (including 900,000 shares to be subject to the underwriters’ over-allotment option) (the “Depositary Shares”), each representing a 1/40th interest in one share of the Company’s 7.50% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share, liquidation preference of $1,000 per share (the “Preferred Stock”).

We are familiar with (i) the Registration Statement, (ii) the prospectus dated March 23, 2015 included in the Registration Statement (the “Base Prospectus”), (iii) the prospectus supplement dated March 24, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) supplementing the Base Prospectus and relating to the Depositary Shares, (iv) the Underwriting Agreement, dated March 24, 2015, by and among the Company and Morgan Stanley & Co. LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule II thereto (the “Underwriting Agreement”), (v) the Deposit Agreement, dated March 27, 2015 (the “Deposit Agreement”), entered into among the Company, American Stock Transfer & Trust Company, LLC and the holders from time to time of the depositary receipts described therein, including the form of depositary receipt attached thereto, (vi) certain resolutions of the Board of Directors of the Company adopted on February 27, 2015, March 20, 2015 and March 24, 2015, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things the offer, issuance, sale and distribution of the Preferred Stock and the Depositary Shares and the establishment of a Pricing Committee of the

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Board of Directors, (vii) certain resolutions of such Pricing Committee adopted on March 24, 2015, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, (viii) the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, in each case as currently in effect and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, and (ix) the Certificate of Designations relating to the Preferred Stock dated March 25, 2015 (the “Certificate of Designations”). We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The issuance of the Preferred Stock covered by the Registration Statement have been duly authorized and, when issued and delivered as contemplated by the terms of the Underwriting Agreement and the Deposit Agreement, will be validly issued, fully paid and non-assessable.

2. The issuance of the Depositary Shares covered by the Registration Statement have been duly authorized and, when validly issued and delivered as contemplated by the terms of the Underwriting Agreement and the Deposit Agreement, will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.

3. The issuance of the Preferred Stock and Depositary Shares covered by the Registration Statement in connection with any exercise of the option to purchase additional Depositary Shares granted by the Company to the underwriters pursuant to the Underwriting Agreement have been duly authorized by the Company, and when issued and delivered as contemplated by the terms of the Underwriting Agreement and the Deposit Agreement, will be validly issued, fully paid and non-assessable and entitle the holders thereof to the rights specified in the Deposit Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Preferred Stock and Depositary Shares pursuant to the underwriters’ option to purchase additional Depositary Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Underwriting Agreement and the Deposit Agreement will have been duly executed and delivered by the Company and the underwriters; and (iii) the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the laws of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2015 and to its incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,
/s/ Sidley Austin LLP

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